Exhibit 16.1

 March 10, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by NLS Pharmaceutics Ltd. under “Changes in Company’s Certifying Accountant” on its Form 6-K dated March 10, 2021. We agree with the statements concerning our Firm in such Form 6-K; we are not in a position to agree or disagree with other statements of NLS Pharmaceutics Ltd. contained therein.

Very truly yours,

/s/ Marcum llp

Marcum llp